MEDCATH CONTACTS:
John T. Casey	James E. Harris
President/Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600

MEDCATH CORPORATION REPORTS SECOND QUARTER EARNINGS

     CHARLOTTE, N.C., May 6, 2004 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on the diagnosis and treatment of cardiovascular disease, today announced its operating results for its second quarter ended March 31, 2004.

     Second quarter highlights:

•	Net revenue increased 28.2%, including a $1.4 million favorable impact due to the filing of 2003 Medicare cost reports.

•	Same facility hospital net revenue increased 18.1%, including a $1.1 million favorable impact due to the filing of 2003 Medicare cost reports.

•	Same facility adjusted admissions increased 21.5%

•	Earnings per diluted share equaled $0.14, including a $.06 per share favorable impact due to the filing of 2003 Medicare cost reports.

•	MedCath opened Texsan Heart Hospital in San Antonio, and Heart Hospital of Lafayette in Louisiana, during the quarter

Second Quarter 2004 Results

     MedCath’s net revenue increased 28.2% to $173.3 million in the second quarter of fiscal 2004 from $135.2 million in the second quarter of fiscal 2003. Income from operations was $10.1 million in the second quarter of fiscal 2004, compared to income from operations of $7.6 million in the second quarter of fiscal 2003. Adjusted EBITDA increased 19.9% to $21.4 million from $17.9 million and net income was $2.6 million, or $0.14 per diluted share, in the second quarter of fiscal 2004, compared to net income of $588,000, or $.03 per diluted share, in the second quarter of fiscal 2003.

     Expenses related to projects under development — pre-opening expenses — totaled $2.1 million, compared to $2.8 million in the second quarter of fiscal 2003.

     Adjusted EBITDA before pre-opening expenses increased 13.8% to $23.5 million from $20.7 million in the second quarter of fiscal 2003.

     During the second quarter of fiscal 2004, MedCath filed its Medicare cost reports for fiscal 2003 and recognized contractual allowance adjustments, which favorably impacted MedCath’s net revenue and Adjusted EBITDA by $1.4 million, and net income by $1.0 million. The EPS impact from these adjustments was $.06. In comparison, during the second quarter of fiscal 2003, MedCath’s Medicare cost report filings for fiscal 2002 favorably impacted net revenue and Adjusted EBITDA by $770,000, net income by $569,000 and EPS by $.03.

     “With the opening of our Texsan Heart Hospital in San Antonio and our Heart Hospital of Lafayette this quarter, we have successfully opened five hospitals in the last 18 months,” said John T. Casey, MedCath’s president and chief executive officer. “Our focus at these facilities is to establish a new quality standard in the market, grow market share and control operating costs. In addition, at our established facilities we are in the process of enhancing operating strategies to allow us to improve financial performance and continue to deliver quality care.”

Operating Statistics

     Hospital admissions for the second quarter of fiscal 2004 increased 29.5% and adjusted admissions rose 32.3% from the second quarter of the previous fiscal year. Hospital division net revenue increased 35.8%. Same facility admissions increased 19.2%, adjusted admissions increased 21.5%, inpatient catheterization procedures increased 14.8% and inpatient surgical procedures increased 7.7%, which contributed to the increase in same facility hospital division net revenue of 18.1% during the quarter versus the prior year. Excluding the favorable impact of a prior year contractual adjustment, same facility hospital division net revenue increased 17.2%.

     “We are extremely pleased with the volumes experienced at our same facility hospitals during the quarter,” Casey said. “Even after excluding from our same facility base our Harlingen Medical Center, which opened in October 2002, and our Bakersfield Heart Hospital, which was in the process of reopening its Emergency Department during last year’s second quarter, we achieved same facility adjusted admissions growth of 8.9%. We are extremely pleased with these volume results.”

Capital Expenditures and Bad Debt

     Capital expenditures for the second quarter of fiscal 2004 were $26.8 million compared to $32.0 million for the second quarter of fiscal 2003. Of the $26.8 million in capital expenditures this quarter, $25.1 million related specifically to MedCath’s development activities, compared to $26.0 million for the second quarter of fiscal 2003.

     During the quarter, bad debt expense equaled 5.6% of net revenue, a decline from 8.8% in MedCath’s first quarter of fiscal 2004. The decline represented increased cash collections during the second quarter in comparison to the first quarter of 2004, increased qualification of Medicaid eligible patients, and improved collection of commercial insurance co-pays and deductibles at the time of service.

     “We are very pleased with the results of our accounts receivable management this quarter,” said James E. Harris, MedCath’s chief financial officer. “We are especially pleased with the efforts of the financial personnel at our hospitals, particularly the business office personnel, and their commitment to several new collection initiatives.”

Use of Non-GAAP Financial Measures

     This release contains measures of MedCath’s historical and expected financial performance that are not calculated and presented in conformity with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA and Adjusted EBITDA before pre-opening expenses. Adjusted EBITDA represents MedCath’s net income before interest expense; interest income; taxes; depreciation; amortization; gain or loss on disposal of property, equipment and other assets; other income, net; equity in net earnings of unconsolidated affiliates; and minority interest. Adjusted EBITDA before pre-opening expenses represents Adjusted EBITDA, as defined above, adjusted to exclude costs incurred during development and prior to the opening of a facility (pre-opening expenses). MedCath’s management uses Adjusted EBITDA and Adjusted EBITDA before pre-opening expenses to measure the performance of the company’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Management provides Adjusted EBITDA to investors to assist them in performing their analysis of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA as a financial performance measure. Because Adjusted EBITDA is a non-GAAP measure, Adjusted EBITDA, as defined above, and Adjusted EBITDA before pre-opening expenses, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath’s management provides Adjusted EBITDA before pre-opening expenses to investors to provide a financial measure of MedCath’s operations that excludes the effect of hospitals under development during the reporting period. MedCath has included a supplemental schedule with the accompanying financial statements that accompany this press release that reconciles historical and expected Adjusted EBITDA and Adjusted EBITDA before pre-opening expenses to MedCath’s net income or loss.

     Management will discuss and answer questions regarding MedCath’s quarterly results today during a 10 a.m. ET conference call. In the United States, you may participate by dialing (800) 795-1259. International callers should dial (785) 832-1508. The conference ID for both domestic and international callers is “MedCath”. A live webcast will also be available on the company’s web site, www.medcath.com. This information will be available on the web site on or immediately following the conference call for 30 days. A recorded replay of the call will be available until 11:59 p.m. ET, May 13, 2004. To access the replay, domestic callers should dial (888) 566-0831 and international callers should dial (402) 220-0121. This press release and the financial information included therewith will be accessible on the web, by going to www.medcath.com, “Investor Relations”, then clicking on “News”.

     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on the diagnosis and treatment of cardiovascular disease. While each of its majority-owned hospitals is licensed as a general acute care hospital, MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. Together with its physician partners who own equity interests in them, MedCath owns and operates thirteen hospitals with a total of 759 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, Texas and Wisconsin. In addition to its hospitals, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states and through mobile cardiac catheterization laboratories. MedCath also provides consulting and management services tailored to cardiologists and cardiovascular surgeons.

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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.

     These various risks and uncertainties are described in detail in Exhibit 99.1 — Risk Factors — to our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. A copy of this annual report, including exhibits, is available on the Internet site of the Commission at http://www.sec.gov. These risks and uncertainties include, among others, the impact of the Medicare Prescription Drug Improvement Act of 2003 and other healthcare reform initiatives, possible reductions or changes in reimbursements from government or third party payers that would decrease our revenue, greater than anticipated losses at new hospitals during the ramp up period, a negative finding by a regulatory organization with oversight of one of our hospitals, and changes in medical or other technology and reimbursement rates for new technologies.